July 19, 1996

KVH Industries, Inc.
110 Enterprise Center
Middletown, RI 02842

Ladies and Gentlemen:

               We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by KVH Industries, Inc, a Delaware corporation (the "Company") relating to 740,000 shares of the Company's Common Stock (the "Common Stock") issuable pursuant to the Company's Amended and Restated 1995 Stock Option Plan (the "1995 Plan"), 915,000 shares of the Company's Common Stock issuable to the Company's 1996 Incentive and Nonqualified Stock Option Plan (the"1996 Plan"), and 150,000
          shares of the Company's Common Stock issuable pursuant to the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") (collectively, the "Plans").

               We are familiar with the Company's Certificate of Incorporation, its By-Laws, the records of all meeting and consents of its Board of Directors and of its stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

               Based upon the foregoing, we are of the opinion that (a) the Company has corporate power adequate for the issuance in the manner set forth in the S-8 Registration Statement of the 1,805,000 shares of its Common Stock to be issued pursuant to the Plans and offered pursuant to the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such 1,805,000 shares and (c) when certificates for such shares have been duly executed and countersigned and delivered against due receipt of the exercise price for such shares as described in the Plans, such shares will validly and legally issued, fully paid and non-assessable.


               We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.


                                        Very truly yours,


                                        Foley, Hoag & Eliot LLP








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